UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 4, 2011

EXCO RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Texas	001-32743	74-1492779
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12377 Merit Drive Suite 1700, LB 82 Dallas, Texas		75251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (214) 368-2084

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Cash Retention Bonus Plan

On August 4, 2011, the compensation committee of the Board of Directors of EXCO Resources, Inc. (“EXCO”) adopted the EXCO Resources, Inc. Retention Bonus Plan (the “Retention Bonus Plan”). The objective of the Retention Bonus Plan is to pay a cash retention bonus to incentivize and retain our key employees, and to compensate them for their contributions to EXCO’s growth and for their time and effort in connection with the Special Committee’s recently terminated strategic review process. A cash retention bonus based on a variable percentage of base salary will be paid to all salaried EXCO employees other than Douglas H. Miller, our chairman and chief executive officer, and Stephen F. Smith, our president and chief financial officer, each of whom will not receive a bonus under this plan. Messrs. Harold L. Hickey, William L. Boeing and Mark E. Wilson (our remaining three “Named Executive Officers”) will receive a cash bonus equal to $450,000, $500,000 and $350,000, respectively. The retention bonus will be paid in three installments: 25% on August 15, 2011, 25% on August 15, 2012 and 50% on August 15, 2013, and is payable only to employees who remain employed with us as of the payment dates. Upon an employee’s death, disability, or a change in control, any unpaid portion of the retention bonus will be paid in a lump sum within thirty (30) days. EXCO expects to pay approximately $20.0 million in the aggregate for these retention bonuses over the next two years assuming all recipients remain with EXCO through the entire two year retention period.

The foregoing description of the Retention Bonus Plan does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the complete text of the Retention Bonus Plan, which is filed herewith and incorporated by reference herein.

Restricted Stock Awards

Although EXCO’s compensation committee has been authorized to make grants of restricted stock pursuant to the EXCO Resources, Inc. 2005 Amended and Restated Long-Term Incentive Plan, as amended (the “Incentive Plan”), EXCO has historically only used stock options as equity incentive compensation. However, the compensation committee determined on August 4, 2011 to use restricted stock grants as part of its equity incentive compensation program and intends to grant, effective August 15, 2011, a total of approximately 688,800 shares of restricted stock to a select group of approximately 242 employees, including all of EXCO’s “Named Executive Officers.” These restricted stock grants vest in equal proportions over three years with one-third vesting on August 15, 2012, one-third vesting on August 15, 2013 and one-third vesting on August 15, 2014. All unvested shares become immediately vested upon a change of control, death or disability as defined in the Incentive Plan. Under the terms of the Incentive Plan, each share of restricted stock granted will count as 1.17 shares against EXCO’s authorized number of shares, or an aggregate of approximately 805,896 shares on the date of grant, subject to future forfeitures of unvested shares prior to the applicable vesting dates. The compensation committee made the following changes to the Form of Restricted Stock Award Agreement to be used in connection with grants of restricted stock made pursuant to the Incentive Plan: (1) no portion of the restricted stock will vest on the date of the grant (the first portion of restricted stock to vest will vest on the first anniversary of the grant); (2) dividends will accrue on unvested shares of restricted stock and be paid when such shares have vested; and (3) shares will not fully vest upon an employee’s involuntary termination of service (and will instead be forfeited).

The foregoing description of the Form of Restricted Stock Award Agreement does not purport to be complete, and is subject to, and qualified in its entirety by reference to, the complete text of the Form of Restricted Stock Award Agreement, which is filed herewith and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	EXCO Resources, Inc. Retention Bonus Plan, dated August 4, 2011.

10.2	Form of Restricted Stock Award Agreement for the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, as amended.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXCO RESOURCES, INC.

By:	/s/ J. Douglas Ramsey, Ph.D.
	Name:	J. Douglas Ramsey, Ph.D.
	Title:	Vice President - Finance

Date: August 10, 2011

EXHIBIT INDEX

Exhibit No.	Description

10.1	EXCO Resources, Inc. Retention Bonus Plan, dated August 4, 2011.

10.2	Form of Restricted Stock Award Agreement for the EXCO Resources, Inc. Amended and Restated 2005 Long-Term Incentive Plan, as amended.